As filed with the Securities and Exchange Commission on May 4, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HORIZON PHARMA PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connaught House, 1st Floor

1 Burlington Road, Dublin 4, D04 C5Y6

Ireland

Tel: 011-353-1-772-2100

(Address and Telephone Number of Principal Executive Offices)

Horizon Pharma Public Limited Company 2014 Equity Incentive Plan

(Full titles of the plans)

Timothy P. Walbert

Chairman, President and Chief Executive Officer

Horizon Pharma plc

c/o Horizon Pharma, Inc.

150 South Saunders Road

Lake Forest, Illinois 60045

(224) 383-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lynda Kay Chandler, Esq.

Sean M. Clayton, Esq.

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

Tel: (858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (4)
Horizon Pharma Public Limited Company 2014 Equity Incentive Plan Ordinary Shares, $0.0001 par value per share	6,000,000 shares (3)	$15.21	$91,260,000.00	$9,189.89

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Registrant (the “Ordinary Shares”) that become issuable under the Horizon Pharma Public Limited Company 2014 Equity Incentive Plan, as amended (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Ordinary Shares.

(2)	This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Ordinary Shares on May 3, 2016, as reported on the Nasdaq Stock Market.

(3)	Represents 6,000,000 additional Ordinary Shares available for issuance under the Plan. Ordinary Shares issuable under the Plan were previously registered on Registration Statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission (“Commission”) on September 19, 2014 (File No. 333-198865) and May 7, 2015 (File No. 333-203933).

(4)	On September 8, 2015, the Registrant filed a Registration Statement on Form S-4 (File No. 333-206798), as amended (the “S-4 Registration Statement”), and paid a registration fee of $259,580.15. The S-4 Registration Statement was withdrawn by filing a Form RW on December 2, 2015. In accordance with Rule 457(p) under the Securities Act, the Registrant is offsetting the filing fees for this Registration Statement against the fees previously paid in connection with the S-4 Registration Statement. Accordingly, no additional registration fee is being paid in connection with the filing of this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Horizon Pharma Public Limited Company (the “Registrant”) for the purpose of registering an additional 6,000,000 ordinary shares of the Registrant, nominal value $0.0001 per share (the “Ordinary Shares”), to be issued pursuant to the Registrant’s 2014 Equity Incentive Plan, as amended (the “Plan”), pursuant to an increase in the number of Ordinary Shares reserved for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Not required to be filed with this Registration Statement.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENTS

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 29, 2016;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 14, 2016, January 14, 2016, March 3, 2016 and May 4, 2016; and

•	The description of the Ordinary Shares contained in the Registrant’s Current Report on Form 8-K filed with the Commission on September 19, 2014.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the Ordinary Shares offered hereby have been sold or which deregisters all of such Ordinary Shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents; provided, however, that documents, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission (including current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) shall not be deemed incorporated by reference into this Registration Statement.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Pursuant to the Registrant’s memorandum and articles of association, subject to the provisions of, and so far as may be permitted by the Irish Companies Act 2014, every director, the secretary and current or former executives may be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending civil or criminal proceedings that relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of the Registrant and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted, or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court. Under the Registrant’s memorandum and articles of association, the Registrant’s directors, secretary and current or former executives, however, will not be entitled to indemnification by the Registrant if they incurred the liabilities through their own fraud or dishonesty in the performance of their duties to the Registrant, subject to certain exceptions.

In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers that require it to indemnify such persons against any and all expenses (including attorneys’ fees), judgments, penalties, fines and settlement amounts incurred in connection with any action or proceeding arising out of their service as a director, officer, employee, agent or fiduciary of the Registrant, or any of its affiliates to which the person provides services at the Registrant’s request; provided that the Registrant is not obligated to provide indemnification for, among other things, any claim made against an indemnitee (i) for which a final judgment is made that the indemnitee’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct, or (ii) on account of conduct that is established by a final judgment as constituting negligence, default, a breach of duty or a breach of trust in relation to the Registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, secretary or executives for which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by the Registrant.

Pursuant to that certain Transaction Agreement and Plan of Merger, dated as of March 18, 2014, by and among the Registrant, Vidara Therapeutics Holdings LLC, Horizon Pharma, Inc., Hamilton Holdings (USA), Inc., an indirect wholly-owned subsidiary of the Registrant (“U.S. HoldCo”), and Hamilton Merger Sub, Inc., a wholly-owned subsidiary of U.S. HoldCo, as amended (the “Merger Agreement”), the Registrant must indemnify and hold harmless all former officers and directors of Vidara Therapeutics International Public Limited Company, the predecessor of the Registrant (“Vidara”), to the same extent such persons were entitled to indemnification from Vidara for acts or omissions occurring on or prior to the closing date of the merger transaction consummated under the Merger Agreement (the “Merger”). In addition, the Merger Agreement provides that all rights to indemnification under the Merger Agreement will survive the closing of the Merger indefinitely.

The Registrant maintains directors’ and officers’ liability insurance. The policy insures the Registrant’s directors, secretary and executives against unindemnified losses arising from certain wrongful acts in their capacities as directors, secretary and executives, and reimburses the Registrant for those losses for which the Registrant has lawfully indemnified the directors, secretary and executives. The policy contains various exclusions, none of which will apply to any offerings pursuant to this Registration Statement. In addition, the Merger Agreement provides that the Registrant must maintain for a period of six years from the closing date of the Merger the policy of directors’ and officers’ liability insurance maintained by Vidara and its affiliates prior to the closing date of the Merger, subject to certain limitations, or the Registrant may purchase a directors’ and officers’ liability insurance “tail policy” with a claims period of six years from the closing date of the Merger.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

3.1	Memorandum and Articles of Association of the Registrant, as amended.

4.1	Reference is made to Exhibit 3.1.

5.1	Opinion of McCann FitzGerald Solicitors.

23.1	Consent of McCann FitzGerald Solicitors. Reference is made to Exhibit 5.1.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1(1)	Horizon Pharma Public Limited Company 2014 Equity Incentive Plan, as amended, and Form of Option Agreement, Form of Stock Option Grant Notice, Form of Restricted Stock Unit Agreement and Form of Restricted Stock Unit Grant Notice thereunder.

(1)	Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the SEC on May 4, 2016.

ITEM 9.	UNDERTAKINGS.

1.	The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland on May 4, 2016.

HORIZON PHARMA PUBLIC LIMITED COMPANY

By:	/s/ Timothy P. Walbert
Timothy P. Walbert Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy P. Walbert and Paul W. Hoelscher, and each of them, as his true and lawful attorney-in-fact and agent, each with full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy P. Walbert Timothy P. Walbert	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 4, 2016

/s/ Paul W. Hoelscher Paul W. Hoelscher	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 4, 2016

/s/ Miles W. McHugh Miles W. McHugh	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 4, 2016

/s/ William F. Daniel William F. Daniel	Director	May 4, 2016

/s/ Michael Grey Michael Grey	Director	May 4, 2016

/s/ Jeff Himawan, Ph.D. Jeff Himawan, Ph.D.	Director	May 4, 2016

/s/ Virinder Nohria, M.D., Ph.D. Virinder Nohria, M.D., Ph.D.	Director	May 4, 2016

/s/ Ronald Pauli Ronald Pauli	Director	May 4, 2016

/s/ Gino Santini Gino Santini	Director	May 4, 2016

/s/ H. Thomas Watkins H. Thomas Watkins	Director	May 4, 2016

EXHIBIT INDEX

Exhibit Number	Description

3.1	Memorandum and Articles of Association of the Registrant, as amended.

4.1	Reference is made to Exhibit 3.1.

5.1	Opinion of McCann FitzGerald Solicitors.

23.1	Consent of McCann FitzGerald Solicitors. Reference is made to Exhibit 5.1.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney. Reference is made to the signature page hereto.

99.1(1)	Horizon Pharma Public Limited Company 2014 Equity Incentive Plan, as amended, and Form of Option Agreement, Form of Stock Option Grant Notice, Form of Restricted Stock Unit Agreement and Form of Restricted Stock Unit Grant Notice thereunder.

(1)	Incorporated by reference to Registrant’s Current Report on Form 8-K, filed with the SEC on May 4, 2016.